EXHIBIT 5.1

OncoGenex Pharmaceuticals, Inc.

1522 217th Place SE, Suite 100

Bothell, Washington 98021

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to OncoGenex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 relating to the sale by the Company from time to time of up to 414,709 shares of Common Stock, $0.001 par value, of the Company (the “Shares”), initially issuable upon the exercise of stock options granted pursuant to the OncoGenex Technologies Inc. Amended and Restated Stock Option Plan, as assumed by the Company and amended pursuant to the Assumption, Amending and Confirmation Agreement between the Company and OncoGenex Technologies Inc. effective August 21, 2008 (the “Plan”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.

In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We also have assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Dated: August 26, 2008

Very truly yours,

/s/ DORSEY & WHITNEY LLP

CLD/RRJ